CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee

Commodity-Linked Capital Protected Notes due 2010	$33,367,000.00	$1,024.37

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 212 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated March 23, 2007
Rule 424(b)(2)

$33,367,000

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Commodity-Linked Capital-Protected Notes
due December 30, 2010
Based on the Performance of a Basket of Four Commodities and Two Commodity Indices

Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes will pay at maturity the principal amount of $1,000 plus a supplemental redemption amount, if any, based on the performance of an equally weighted basket (which we refer to as the basket) composed of four physical commodities and two commodity indices, as determined over six specified determination dates. The basket is composed of Copper Grade A (which we refer to as copper), Primary Nickel (which we refer to as nickel), Special High Grade Zinc (which we refer to as zinc), West Texas Intermediate light sweet crude oil (which we refer to as WTI crude oil), the Goldman Sachs Commodity Agricultural Index® – Excess Return (which we refer to as the agricultural index) and the Goldman Sachs Commodity Index® – Gold Excess Return (which we refer to as the gold index). We refer to each component of the basket as a basket commodity and all components collectively as the basket commodities. In no event will the payment at maturity per note be less than the principal amount per note of $1,000.
•	The principal amount and issue price of each note is $1,000.
•	We will not pay interest on the notes.
•	At maturity, you will receive, for each note you hold, the principal amount per note of $1,000 plus a supplemental redemption amount, if any, based on the performance of the basket. The supplemental redemption amount will equal (i) $1,000 times (ii) the basket performance times (iii) 128%, which we refer to as the participation rate.
•	The basket performance will equal the sum of (i) the agricultural index performance value, (ii) the gold index performance value, (iii) the copper performance value, (iv) the nickel performance value, (v) the zinc performance value and (vi) the WTI crude oil performance value, based on the price of each basket commodity over six specified determination dates and as determined on the final determination date.
	o	The performance value for each basket commodity will equal (i) the percentage change, whether positive or negative, in the final average price from the initial price for such basket commodity times (ii) the basket weighting for such basket commodity, as set forth in this pricing supplement.
➢ The initial price for each basket commodity equals (i) in the case of copper, nickel and zinc, $6,852, $45,610 and $3,211, respectively, which is the per unit official cash offer price per ton of such basket commodity, (ii) in the case of WTI crude oil, $62.28, which is the official settlement price per barrel of WTI crude oil and (iii) in the case of the agricultural index and the gold index, $64.20646 and $62.21731, respectively, which is the official settlement price of such basket commodity, each as determined on March 23, 2007, the day we priced the notes for initial sale to the public.
➢ The final average price for each basket commodity will equal the arithmetic average of (i) in the case of copper, nickel and zinc, the per unit official cash offer prices per ton of such basket commodity, (ii) in the case of WTI crude oil, the official settlement prices per barrel of WTI crude oil and (iii) in the case of the agricultural index and the gold index, the official settlement prices of such basket commodity, in each case as determined on July 15, 2010, August 15, 2010, September 15, 2010, October 15, 2010, November 15, 2010 and December 15, 2010, which we refer to as the determination dates.
•	If the basket performance is less than or equal to zero, no supplemental redemption amount will be paid and you will receive, for each note you hold, only the principal amount per note of $1,000 at maturity.
•	Investing in the notes is not equivalent to investing in the basket commodities.
•	The notes will not be listed on any securities exchange.
•	The CUSIP number for the notes is 617446F79.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”

The notes involve risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on PS-10.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE 100% PER NOTE

	Price to	Agent’s	Proceeds to
	Public(1)	Commissions(1)(2)	Company

Per note	100%	2.50%	97.50%
Total	$33,367,000	$834,175	$32,532,825

(1)	The notes will be issued at $1,000 per note and the agent’s commissions will be $25 per note; provided that the price to public and the agent's commissions for any single transaction to purchase between $1,000,000 to $2,999,999 principal amount of note will be $995.00 per note and $20.00 per note, respectively, for any single transaction to purchase between $3,000,000 to $4,999,999 principal amount of notes will be $992.50 per note and $17.50 per note, respectively, and for any single transaction to purchase $5,000,000 or more principal amount of notes will be $990.00 per note and $15.00 per note, respectively.
(2)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called “Description of Notes–Supplemental Information Concerning Plan of Distribution.”

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The notes have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The notes may not be offered or sold in the Federative Republic of Brazil (“Brazil”) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

     The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

     The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     The Agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or the prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

     (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

      (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

      (c) a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

      (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

     The notes offered are medium-term debt securities of Morgan Stanley. The return on the notes is linked to the performance of an equally weighted basket composed of four physical commodities and two commodity indices. The basket is composed of Copper Grade A (which we refer to as copper), Primary Nickel (which we refer to as nickel), Special High Grade Zinc (which we refer to as zinc), West Texas Intermediate light sweet crude oil (which we refer to as WTI crude oil), the Goldman Sachs Commodity Agricultural Index® – Excess Return (which we refer to as the agricultural index) and the Goldman Sachs Commodity Index® – Gold Excess Return (which we refer to as the gold index). We refer to each component of the basket as a basket commodity and all components collectively as the basket commodities. The notes combine features of a debt investment and a commodity investment by offering, at maturity, 100% principal protection of the principal amount with the opportunity to participate in the upside potential of the underlying basket of commodities. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the percentage increase in the value of the basket.

     The agricultural index is an index of certain agricultural commodities that we describe under “Description of Notes –The Agricultural Index” below. The gold index is composed entirely of gold futures contracts that we describe under “Description of Notes –The Gold Index” below. “GSCI®” is a registered mark of Goldman, Sachs & Co., and has been licensed for use by Morgan Stanley.

Each note costs $1,000

We, Morgan Stanley, are offering you Commodity-Linked Capital-Protected Notes due December 30, 2010, Based on the Performance of a Basket of Four Commodities and Two Commodity Indices, which we refer to as the notes. The principal amount and issue price of each note is $1,000.

The original issue price of the notes includes the agent’s commissions paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Notes—Use of Proceeds and Hedging.”

The basket

We have designed the notes to provide investors with a diversified commodities exposure that allows investors to participate in the upside potential of the basket on a leveraged basis and that also provides 100% principal protection at maturity. The following table sets forth the basket commodities, the initial price for each basket commodity and the weighting of each basket commodity.

Basket Commodity	Initial Price	Percentage Weighting of Basket Value

Goldman Sachs Commodity Agricultural Index® – Excess Return
(the “agricultural index”)	$64.20646	16.6667%
Goldman Sachs Commodity Index® – Excess Return
(the “gold index”)	$62.21731	16.6667%
Copper-Grade A (“copper”)	$6,852	16.6667%
Primary Nickel (“nickel”)	$45,610	16.6667%
Special High-Grade Zinc (“zinc”)	$3,211	16.6667%
West Texas Intermediate light sweet crude oil (“WTI crude oil”)	$62.28	16.6667%

Payment at maturity

Unlike ordinary debt securities, the notes do not pay interest. Instead, at maturity, for each note that you hold, you will receive the principal amount per note of $1,000 plus a supplemental redemption amount, if any, based on the performance of the weighted basket of commodities, as described below.

100% Principal Protection

At maturity, we will pay, for each note you hold, at least $1,000 plus the supplemental redemption amount, if any.

Payment at Maturity

The payment at maturity will be calculated as follows:

Payment at maturity = $1,000 + supplemental redemption amount

Beginning on PS-8, we have provided examples of hypothetical payouts on the notes.

The Supplemental Redemption Amount is
Linked to the Performance of the Basket Commodities

The supplemental redemption amount will be calculated as follows:

supplemental redemption amount = $1,000 x basket performance x participation rate where:

basket performance	=

the sum of the (i) agricultural index performance value, (ii) gold index performance value, (iii) copper performance value, (iv) nickel performance value, (v) zinc performance value and (vi) WTI crude oil performance value, based on the price of each basket commodity over six determination dates and calculated on the final determination date;

determination dates	=

July 15, 2010, August 15, 2010, September 15, 2010, October 15, 2010, November 15, 2010 and December 15, 2010, in each case, subject to adjustment in the event of non-trading days or certain market disruption events; and

participation rate	=	128%

and where:

		Commodity Performance Value		Basket Weighting

agricultural index		final average agricultural index price – initial agricultural index price
performance value	=		x	.166667
		initial index price

gold index		final average gold index price – initial gold index price
performance value	=		x	.166667
		initial index price

		final average copper price – initial copper price
copper performance value	=		x	.166667
		initial copper price

		final average nickel price – initial nickel price
			x	.166667
nickel performance value	=	initial nickel price

		final average zinc price – initial zinc price
zinc performance value	=		x	.166667
		initial zinc price

WTI crude oil		final average WTI crude oil price – initial WTI crude oil price
performance value	=		x	.166667
		initial WTI crude oil price

If the basket performance, which is the sum of all the basket commodities’ individual performance values, is equal to or less than zero, the supplemental redemption amount will be zero. In that case, you will receive at maturity only the principal amount per note of $1,000 for each note that you hold and will not receive any supplemental redemption amount.

Please review the table of the historical prices of each of the basket commodities for each calendar quarter in the period from January 1, 2002 through March 23, 2007 and related graphs. Please also review the graph of the historical performance of the basket for the period from January 1, 2002 through March 23, 2007 (with each of the basket commodities weighted in the basket as described above) in this pricing supplement under “Description of Notes—Historical Information” and “—Historical Graph,” which illustrates the effect of any offset between the basket commodities during such period. You cannot predict the future performance of any of the basket commodities or of the basket as a whole, or whether increases in the prices of any of the basket commodities will be offset by decreases in the prices of other basket commodities, based on their historical performance.

Reuters and various other third party sources may report the official settlement price or the official cash offer price, as applicable, of the basket commodities. If any such reported price for any basket commodity differs from that as published by the index publisher, in the case of the agricultural index or the gold index, or from that as determined by the relevant exchange, in the case of each other basket commodity, the official settlement price as published by the index publisher, or the official cash offer price or official settlement price determined by such relevant exchange, as applicable, will prevail.

MSCS will be the calculation agent

We have appointed our affiliate, Morgan Stanley Capital Services Inc., which we refer to as MSCS, to act as calculation agent for The Bank of New York, a New York banking corporation (as successor to JPMorgan Chase Bank, N.A.), the trustee for our senior notes. As calculation agent, MSCS has determined the initial price for each basket commodity, will determine the final average price for each basket commodity, the basket commodities’ performance values and the basket performance, and calculate the supplemental redemption amount, if any, you will receive at maturity.

The notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes

The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation.” Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as discussed in this pricing supplement) of the notes even though no stated interest will be paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation” and, specifically, the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement.

If you are a non-U.S. investor, please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation — Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more information on the notes

The notes are senior notes issued as part of our Series F medium-term note program. You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated January 25, 2006 and accompanying prospectus dated January 25, 2006. We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes— General Terms of Notes” and “—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities – Description of Floating Rate Debt Securities”.

Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the notes, you should read the “Description of Notes” section in this pricing supplement. You should also read about some of the risks involved in investing in notes in the section called “Risk Factors.” The tax treatment of investments in commodity- linked notes such as these differs from that of investments in ordinary debt securities. See the section of this pricing supplement called “Description of Notes—United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE NOTES

     At maturity, if the basket performance is greater than zero, for each $1,000 principal amount of notes that you hold, you will receive a supplemental redemption amount in addition to the principal amount per note of $1,000. The supplemental redemption amount will be calculated on the final determination date and is equal to (i) $1,000 times (ii) the basket performance times (iii) the participation rate.

     Below is one full example of how to calculate the basket performance based on the hypothetical data in the table below. Following are two examples of the calculation of the payment at maturity.

Basket Performance Example

Commodity	% Weight in Basket	Initial Price	Hypothetical Final Price

Agricultural Index	16.6667%	$64.20646	$70.62711
Gold Index	16.6667%	$62.21731	$68.43904
Copper	16.6667%	$6,852	$7,537.20
Nickel	16.6667%	$45,610	$50,171
Zinc	16.6667%	$3,211	$3,532.10
WTI crude oil	16.6667%	$62.28	$68.51

Basket Performance = Sum of Commodity Performance Values

[(final agricultural index price – initial agricultural index price) / initial agricultural index price] x 16.6667%
plus
[(final gold index price – initial gold index price) / initial gold index price] x 16.6667%
plus
[(final copper price – initial copper price) / initial copper price] x 16.6667%
plus
[(final nickel price – initial nickel price) / initial nickel price] x 16.6667%
plus
[(final zinc price – initial zinc price) / initial zinc price] x 16.6667%
plus
[(final WTI crude oil price – initial WTI crude oil price) / initial WTI crude oil price] x 16.6667%

So, using the hypothetical prices above,

agricultural index performance value = [($70.62711 – $64.20646)] / $64.20646] x 16.6667% = 1.66667%
plus
gold index performance value = [($68.43904 – $62.21731) / $62.21731]x 16.6667% = 1.66667%
plus
copper performance value = [($7,537.20 – $6,852) / $6,852] x 16.6667% = 1.66667%
plus
nickel performance value = [($50,171– $45,610) / $45,610] x 16.6667% = 1.66667%
plus
zinc performance value = [($3,532.10 – $3,211) / $3,211] x 16.6667% = 1.66667%
plus
WTI crude oil performance value = [($68.51 – $62.28) / $62.28] x 16.6667% = 1.66667%
equals

basket performance = 10%

Payment at Maturity Examples

Example 1: The basket performance is positive.

Participation Rate: 128%

Commodity	Commodity Performance Values

Agricultural Index	1.66667%
Gold Index	1.66667%
Copper	1.66667%
Nickel	1.66667%
Zinc	1.66667%
WTI crude oil	1.66667%

10%

     The final average price of each basket commodity in the above example is 10% higher than its initial price and, accordingly, the basket performance is 10%. The Supplemental Redemption Amount is calculated as follows:

Supplemental Redemption Amount per note       =     $1,000      x      10%      x      128%      =       $128

     Therefore, in the hypothetical example above, the total payment at maturity per note will equal $1,128, which is the sum of the principal amount per note of $1,000 and a supplemental redemption amount of $128.

Example 2: The basket performance is negative or zero.

Participation Rate: 128%

Commodity	Commodity Performance Values

Agricultural Index	-4.0%
Gold Index	1.0%
Copper	1.0%
Nickel	1.0%
Zinc	-4.0%
WTI crude oil	1.0%

-4.0%

Supplemental Redemption Amount per note     =       $0

     In the above example, the final average prices of four of the basket commodities—the gold index, copper, nickel, and the WTI crude oil (with a combined weighting of 66.668% of the basket)—are each 6% higher than their respective initial prices (each contributes a 1.0% increase to the basket performance on a weighted basis), but the final average prices of the two other basket commodities—the agricultural index and zinc (with a combined weighting of 33.334% of the basket)—are each 24% lower than their respective initial prices for those basket commodities (each contributes a 4.0% decrease to the basket performance on a weighted basis). Accordingly, although four of the basket commodities have positive performance values and two have negative performance values as of the final determination date, the basket performance is less than zero. Therefore, there will be no supplemental redemption amount and the total payment at maturity per note will equal only the $1,000 principal amount.

     Please review the table of the historical prices of each of the basket commodities for each calendar quarter in the period from January 1, 2002 through March 23, 2007 and related graphs. Please also review the graph of the historical performance of the basket for the period from January 1, 2002 through March 23, 2007 (with each of the basket commodities weighted in the basket as described above) in this pricing supplement under “Description of Notes—Historical Information” and “—Historical Graph,” which illustrates the effect of the offset and/or correlation among the basket commodities during such period. You cannot predict the future performance of any of the basket commodities or of the basket as a whole, or whether increases in the prices of any of the basket commodities will be offset by decreases in the prices of other basket commodities, based on their historical performance.

RISK FACTORS

     The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket commodities. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary senior notes, the notes do not pay interest

The terms of the notes differ from those of ordinary debt securities in that we will not pay interest on the notes. Because of the variable nature of the supplemental redemption amount due at maturity, which may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security. The return of only the principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the performance of a basket of commodities.

The notes may not pay more than the principal amount at maturity The notes will not be listed

If the basket performance is zero or less, no supplemental redemption amount will be paid, and you will receive only the principal amount note of $1,000 for each note you hold at maturity.

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. Our affiliate, Morgan Stanley and Co. Incorporated, which we refer to as MS & Co., currently intends to act as a market maker for the notes but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes. Because it is not possible to predict whether the market for the notes will be liquid or illiquid, you should be willing to hold your notes to maturity.

Market price of the notes will be influenced by many unpredictable factors

Several factors, some of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

•

the price of each of the basket commodities (including the commodities underlying the agricultural index and the gold index, which we collectively refer to as the indices) at any time and, in particular, on the specified determination dates,

•	the volatility (frequency and magnitude of changes in value) of the basket commodities (including the commodities underlying the indices),

•	the market prices of the commodities and those underlying the indices and futures contracts on such commodities, and the volatility of such prices,

•	trends of supply and demand for the basket commodities and the commodities underlying the indices, at any time,

•	interest and yield rates in the market,

•

geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket commodities or commodities markets generally and that may affect the final average prices,

•	the time remaining to the maturity of the notes, and

•	our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the principal amount if, at the time of sale or on earlier determination dates, the prices for certain or all of the commodities in the basket are at, below or not sufficiently above their respective initial prices or if market interest rates rise.

You cannot predict the future performance of the basket commodities based on their historical performance. We cannot guarantee that the basket performance will be positive so that you will receive at maturity an amount in excess of the principal amount of the notes.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Prices for the basket commodities may change unpredictably and affect the value of the notes in unforeseeable ways

Investments, such as the notes, linked to the prices of commodities or commodity based indices, are considered speculative, and prices for commodities or the level of the commodity based indices, and related contracts may fluctuate significantly over short periods for a variety of factors, including: changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, pestilence, technological change, weather, and agricultural, trade, fiscal, monetary and exchange control policies. The price volatility of each basket commodity also affects the value of the forwards and forward contracts related to that commodity and, therefore, its price at any such time. These factors may affect the prices of the basket commodities and may cause the prices for basket commodities to move in inconsistent directions and at inconsistent rates which will affect the value of your notes in varying ways.

Specific commodities prices are volatile and are affected by numerous factors specific to each market

The Goldman Sachs Commodity Agricultural Index® - Excess Return

The agricultural index is a global production weighted index of certain agricultural commodities in the world economy. Global agricultural commodity prices are primarily affected by the global demand for and supply of those commodities, but is also significantly influenced by speculative actions and by currency exchange rates. In addition, prices for agricultural commodities are affected by governmental programs and policies regarding agriculture, specifically, and trade, fiscal and monetary issues, more generally. Extrinsic factors also affect agricultural commodity prices such as weather, disease and natural disasters. Demand for agricultural commodities, such as wheat, corn and soy, both for human consumption and as cattle feed, has generally increased with worldwide growth and prosperity.

The Goldman Sachs Commodity Index® – Gold Excess Return

The gold index is composed entirely of gold futures contracts included in the Goldman Sachs Commodity Index® . The commodity markets, including the gold markets, are generally subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. It is not possible to predict the aggregate effect of all or any combination of these factors.

Copper-Grade A

The price of copper is primarily affected by the global demand for and supply of copper, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for copper is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors. In recent years, demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and infrastructure development. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for copper in various applications. Their availability and price will also affect demand for copper. Apart from the United States, Canada and Australia, the majority of copper concentrate supply (the raw material) comes from outside the Organization for Economic Cooperation and Development countries. In previous years, copper supply has been affected by strikes, financial problems and terrorist activity.

Primary Nickel

The price of nickel is primarily affected by the global demand for and supply of nickel, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for nickel is significantly influenced by the level of global industrial economic activity. The stainless steel industrial sector is particularly important to demand for nickel given that the use of nickel in the manufacture of stainless steel accounts for a significant percentage of world-wide nickel demand. Growth in the production of stainless steel will therefore drive nickel demand. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for nickel in various applications. Their availability and price will also affect demand for nickel. Nickel supply is dominated by Canada and the Russian Federation. Exports from the Russian Federation have increased in recent years. The supply of nickel is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters. Low prices for nickel in the early 1990s tended to discourage such investments.

Special High-Grade Zinc

The price of zinc is primarily affected by the global demand for and supply of zinc, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for zinc is significantly influenced by the level of global industrial economic activity. The galvanized steel industrial sector is particularly important to demand for zinc given that the use of zinc in the manufacture of galvanized steel accounts for a significant percentage of world-wide zinc demand. The galvanized steel sector is in turn heavily dependent on the automobile and construction sectors. Growth in the production of galvanized steel will drive zinc demand. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. The supply of zinc concentrate (the raw material) is dominated by Australia, North America and Latin America. The supply of zinc is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters. Low prices for zinc in the early 1990s tended to discourage such investments.

West Texas Intermediate light sweet crude oil

The price of West Texas Intermediate light sweet crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Oil and Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.

Changes in the value of one or more of the basket commodities may offset each other

Price movements in the basket commodities may not correlate with each other. At a time when the price of one or more of the basket commodities increases, the price of one or more of the other basket commodities may increase to a lesser extent or may decline. Therefore, in calculating the basket performance, increases in the value of one or more of the basket commodities may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket commodities.

Please review the table of the historical prices of each of the basket commodities for each calendar quarter in the period from January 1, 2002 through March 23, 2007 and related graphs. Please also review the graph of the historical performance of the basket performance for the period from January 1, 2002 through March 23, 2007 (with each of the basket commodities weighted in the basket as described above) in this pricing supplement under “Description of Notes—Historical Information” and “—Historical Graph,” which illustrates the effect of the offset and/or correlation among the basket commodities during such period. You cannot predict the future performance of any of the basket commodities or of the basket as a whole, or whether increases in the prices of any of the basket commodities will be offset by decreases in the prices of other basket commodities, based on their historical performance. In addition, there can be no assurance that the final average prices of any of the basket commodities will be higher than their initial prices, or that the sum of the performance values of the basket commodities will be positive. If the basket performance is zero or less, you will receive at maturity only the principal amount of the notes you hold.

Suspension or disruptions of market trading in the basket commodities and related futures markets may adversely affect the value of the notes

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the basket commodities and, therefore, the value of the notes.

Investing in the notes is not equivalent to investing in the basket commodities

Because the basket performance is based on the average of the prices of the basket commodities on six determination dates over the final six months of the notes, it is possible for the final average price of any of the basket commodities to be lower than the initial price of such basket commodity even if the price of the basket commodity on the final determination date is higher than the initial price for such commodity. A decrease in the price of a basket commodity on any one determination date could more than offset any increases in the price of such basket commodity on any other determination dates. A decrease in the price of any of these commodities may have a material adverse effect on the value of the notes and the return on an investment in the notes.

The agricultural index and the gold index may in the future include contracts that are not traded on regulated futures exchanges

The agricultural index and the gold index were originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). At present, the indices continue to be composed exclusively of regulated futures contracts. As described below, however, the indices may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the indices may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

Higher future prices of commodities included in the agricultural index and the gold index relative to their current prices may decrease the amount payable at maturity

The agricultural index and the gold index are composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the futures contracts that compose the indices approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” While many of the contracts included in the indices have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities included in the indices have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the indices and, accordingly, decrease the payment you receive at maturity.

There are risks relating to the trading of copper, nickel and zinc on the London Metal Exchange

The official cash offer prices of three of the six basket commodities—copper, nickel and zinc—will be determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME. The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on any of the determination dates, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of copper, nickel and zinc, and consequently the supplemental redemption amount, could be adversely affected.

Adjustments to the indices could adversely affect the value of the notes

Goldman, Sachs & Co., which we refer to as GS & Co., is currently responsible for calculating and maintaining the indices. On February 6, 2007, GS & Co. and Standard & Poor’s, a division of The McGraw-Hill Companies, which we refer to as S&P, announced that the indices had been sold to S&P. The transfer of the indices to S&P has not yet been completed, but once it is complete, S&P will be responsible for calculating, publishing and maintaining the indices.

GS & Co., or any successor publisher of the indices, can add, delete or substitute the contracts underlying the indices or make other methodological changes that could change the values of the indices. GS & Co., or any successor publisher of the indices, may discontinue or suspend calculation or dissemination of the indices. Any of these actions could adversely affect the value of the notes.

GS & Co., or any successor publisher of the indices, may discontinue or suspend calculation or publication of either of the indices at any time. In these circumstances, MSCS, as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MSCS could have an economic interest that is different than that of investors in the notes insofar as, for example, MSCS is not precluded from considering indices that are calculated and published by MSCS or any of its affiliates.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the notes.

As calculation agent, MSCS has determined the initial price for each basket commodity and will determine the final average price for each basket commodity, the basket commodities’ performance values, the basket performance, and calculate the supplemental redemption amount, if any, you will receive at maturity. Determinations made by MSCS, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any price in the event of a discontinuance of reporting of a basket commodity, may affect the payout to you at maturity. See the sections of this pricing supplement called “Description of Notes—Market Disruption Event” and “—Discontinuance of the Agricultural Index or the Gold Index; Alteration of Method of Calculation.”

The original issue price of the notes includes the agent’s commissions and certain costs of hedging our obligations under the notes. The subsidiaries through which we hedge our obligations under the notes expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the prices of the basket commodities

MS & Co. and other affiliates of ours have carried out, and will continue to carry out, hedging activities related to the notes (and possibly to other instruments linked to the basket commodities), including trading in futures and options contracts on the basket commodities, including any commodity underlying the indices, as well as in other instruments related to the basket commodities. MS & Co. and some of our other subsidiaries also trade the basket commodities, including any commodity underlying the indices, and other financial instruments related to the basket commodities on a regular basis as part of their general commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to March 23, the day we priced the notes for initial sale to the public, could have increased the initial prices for the basket commodities and, as a result, could have increased the prices at which the basket commodities must close on the determination dates before you receive a payment at maturity that exceeds the principal amount on the notes. Additionally, such hedging or trading activities during the term of the notes could potentially affect the prices of the basket commodities, including the prices on the determination dates, and, accordingly, the amount of cash you will receive upon a sale of the notes or at maturity.

The notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes

The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation.” Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as discussed in this pricing supplement) of the notes even though no stated interest will be paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation” and, specifically, the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement.

If you are a non-U.S. investor, please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation — Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Notes” refers to each $1,000 principal amount of any of our Commodity-Linked Capital-Protected Notes Due December 30, 2010, Based on the Performance of a Basket of Four Commodities and Two Commodity Indices. In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount Original Issue Date (Settlement Date) Maturity Date Interest Rate Specified Currency CUSIP Number Denominations Issue Price Basket

$33,367,000

March 30, 2007

December 30, 2010

None

U.S. dollars

617446F79

$1,000 and integral multiples thereof

$1,000 (100% of the principal amount per Note)

The following table sets forth the Basket Commodities and the Basket Weighting of each Basket Commodity:

Basket Commodity	Basket Weighting

Goldman Sachs Commodity Agricultural
Index® – Excess Return (the “agricultural
index”)	0.166667
Goldman Sachs Commodity Index® –
Gold Excess Return (the “gold index”)	0.166667
Copper-Grade A (“copper”)	0.166667
Primary Nickel (“nickel”)	0.166667
Special High-Grade Zinc (“zinc”)	0.166667
West Texas Intermediate light sweet crude oil
(“WTI crude oil”)	0.166667

Payment at Maturity

At maturity, upon delivery of the Notes to the Trustee, we will pay with respect to each $1,000 principal amount of the Notes an amount in cash equal to $1,000 plus the Supplemental Redemption Amount, if any, as determined by the Calculation Agent.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to each $1,000 principal amount of the Notes, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the prospectus.

Supplemental Redemption Amount

The Supplemental Redemption Amount will equal (i) $1,000 times (ii) the Basket Performance times (iii) the Participation Rate; provided that the Supplemental Redemption Amount will not be less than zero. The Calculation Agent will calculate the Supplemental Redemption Amount on the final Determination Date.

Basket Performance

The Basket Performance is a percentage that is the sum of the performance values, whether positive or negative, for each of the Basket Commodities. The Basket Performance is described by the following formula:

Agricultural Index Performance Value
+
Gold Index Performance Value
+
Copper Performance Value
+
Nickel Performance Value
+
Zinc Performance Value
+
WTI Crude Oil Performance Value

Participation Rate Agricultural Index Performance Value

128%

The Agricultural Index Performance Value is (i) a fraction, the numerator of which will be the Final Average Agricultural Index Price minus the Initial Agricultural Index Price and the denominator of which will be the Initial Agricultural Index Price, times (ii) the Agricultural Index Basket Weighting. The Agricultural Index Performance Value is described by the following formula, and will be determined on the final Determination Date:

Initial Agricultural Index Price	$64.20646, the official settlement price of the Agricultural Index on March 23, 2007, the day we priced the Notes for initial sale to the public, as published by the Index Publisher.

Final Average Agricultural Index Price

The arithmetic average of the official settlement prices of the agricultural index on each of the six Determination Dates as published by the Index Publisher, as calculated by the Calculation Agent on the final Determination Date.

Gold Index Performance Value

The Gold Index Performance Value is (i) a fraction, the numerator of which will be the Final Average Gold Index Price minus the Initial Gold Index Price and the denominator of which will be the Initial Gold Index Price, times (ii) the Gold Index Basket Weighting. The Gold Index Performance Value is described by the following formula, and will be determined on the final Determination Date:

Initial Gold Index Price	$62.21731, the official settlement price of the gold index on March 23, 2007, the day we priced the Notes for initial sale to the public, as published by the Index Publisher.

Final Average Gold Index Price

The arithmetic average of the official settlement prices of the gold index on each of the six Determination Dates as published by the Index Publisher, as calculated by the Calculation Agent on the final Determination Date.

Copper Performance Value

The Copper Performance Value is (i) a fraction, the numerator of which will be the Final Average Copper Price minus the Initial Copper Price and the denominator of which will be the Initial Copper Price, times (ii) the Copper Basket Weighting. The Copper Performance Value is described by the following formula, and will be determined on the final Determination Date:

Initial Copper Price

$6,852, the official cash offer price per metric ton of copper on the Relevant Exchange, stated in U.S. dollars, on March 23, 2007, the day we priced the Notes for initial sale to the public (for delivery on such date), as determined by the Relevant Exchange.

Final Average Copper Price

The arithmetic average of the official cash offer prices per metric ton of copper on the Relevant Exchange, stated in U.S. dollars, on each of the six Determination Dates (for delivery on such date) as determined by the Relevant Exchange, as calculated by the Calculation Agent on the final Determination Date.

Nickel Performance Value

The Nickel Performance Value is (i) a fraction, the numerator of which will be the Final Average Nickel Price minus the Initial Nickel Price and the denominator of which will be the Initial Nickel Price, times (ii) the Nickel Basket Weighting. The Nickel Performance Value is described by the following formula, and will be determined on the final Determination Date:

Initial Nickel Price

$45,610, the official cash offer price per metric ton of nickel on the Relevant Exchange, stated in U.S. dollars, on March 23, 2007, the day we priced the Notes for initial sale to the public (for delivery on such date), as determined by the Relevant Exchange.

Final Average Nickel Price

The arithmetic average of the official cash offer prices per metric ton of nickel on the Relevant Exchange, stated in U.S. dollars, on each of the six Determination Dates (for delivery on such date) as determined by the Relevant Exchange, as calculated by the Calculation Agent on the final Determination Date.

Zinc Performance Value	The Zinc Performance Value is (i) a fraction, the numerator of which will be the Final Average Zinc Price minus the Initial Zinc Price and the denominator of which will be the Initial Zinc Price, times (ii) the Zinc Basket Weighting. The Zinc Performance Value is described by the following formula, and will be determined on the final Determination Date:

Initial Zinc Price

$3,211, the official cash offer price per metric ton of zinc on the Relevant Exchange, stated in U.S. dollars, on March 23, 2007, the day we priced the Notes for initial sale to the public (for delivery on such date), as determined by the Relevant Exchange.

Final Average Zinc Price

The arithmetic average of the official cash offer prices per metric ton of zinc on the Relevant Exchange, stated in U.S. dollars, on each of the six Determination Dates (for delivery on such date) as determined by the Relevant Exchange, as calculated by the Calculation Agent on the final Determination Date.

WTI Crude Oil
Performance Value

The WTI Crude Oil Performance Value is (i) a fraction, the numerator of which will be the Final Average WTI Crude Oil Price minus the Initial WTI Crude Oil Price and the denominator of which will be the Initial WTI Crude Oil Price, times (ii) the WTI Crude Oil Basket Weighting. The WTI Crude Oil Performance value is described by the following formula, and will be determined on the final Determination Date:

Initial WTI Crude Oil Price

$62.28, the official settlement price of the first nearby month futures contract (or, in the case of the last trading day of the last nearby month contract, the second nearby month contract) per barrel of WTI Crude Oil, stated in U.S. dollars, on March 23, 2007, the day we priced the Notes for initial sale to the public, as made public on the Relevant Exchange.

Final Average WTI Crude Oil
Price

The arithmetic average of the official settlement prices of the first nearby month futures contract (or, in the case of the last trading day of the last nearby month contract, the second nearby month contract) per barrel of WTI Crude Oil, stated in U.S. dollars, on each of the six Determination Dates as made public on the Relevant Exchange, as calculated by the Calculation Agent on the final Determination Date.

Relevant Exchange

Relevant Exchange means, with respect to a Basket Commodity (other than the agricultural index and the gold index) or an Index Commodity:

(i) for copper, nickel and zinc, the London Metal Exchange (“LME”),

(ii) for WTI Crude Oil, the NYMEX Division, or its successor, of the New York Mercantile Exchange (“NYMEX”), and

(iii) for any Index Commodity, the primary exchange or market for trading such Index Commodity,

or, if such Relevant Exchange is no longer the principal exchange or trading market for such Basket Commodity or Index Commodity, such exchange or principal trading market for such Basket Commodity or Index Commodity which serves as the source of prices for such Basket Commodity or Index Commodity and any principal exchanges where options or futures contracts on such commodities are traded.

Reuters and various other third party sources may report the official settlement price or the official cash offer price, as applicable, of the Basket Commodities. If any such reported price for any Basket Commodity differs from that as published by the Index Publisher, in the case of the agricultural index or the gold index, or from that as determined by the Relevant Exchange, in the case of each other Basket Commodity, the official settlement price as published by the Index Publisher, or the official cash offer price or official settlement price determined by such Relevant Exchange, as applicable, will prevail.

Further, if any initial price as finally determined by the Index Publisher, in the case of the Indices, or the Relevant Exchange, in the case of each other Basket Commodity, differs from any initial price specified in this pricing supplement, we will include the definitive initial price in an amended pricing supplement.

Determination Dates

With respect to each Basket Commodity separately, July 15, 2010, August 15, 2010, September 15, 2010, October 15, 2010, November 15, 2010 and December 15, 2010, subject to adjustment for non-Trading Days or a Market Disruption Event with respect to any Basket Commodity as described in the following paragraphs.

In respect of any Basket Commodity (except the agricultural index and the gold index (which we refer to collectively as the “Indices”)), if a Determination Date is not a Trading Day or if a Market Disruption Event occurs on that date with respect to that Basket Commodity, the relevant official cash offer price (or the relevant official settlement price, as applicable) for such Basket Commodity in respect of such Determination Date will be, subject to the second paragraph below, the relevant price of the Basket Commodity on the next Trading Day on which no Market Disruption Event occurs.

In respect of either index: (a) if a Market Disruption Event occurs on a Determination Date with respect to such index or one or more commodities futures contract underlying such index (an “Index Commodity”), the Calculation Agent will calculate the price of such index for such Determination Date using (i) for each Index Commodity which did not suffer a Market Disruption Event, the official settlement price on that date of each such Index Commodity and (ii) subject to the paragraph below, for each Index Commodity which did suffer a Market Disruption Event on such date, the official settlement price of that Index Commodity on the next Trading Day on which no Market Disruption Event occurs with respect to such Index Commodity. In calculating the price of either index for the purposes of this paragraph, the Calculation Agent will use the formula for calculating such index last in effect prior to the relevant Determination Date; provided that if the relevant Market Disruption Event in respect of such index is due to a Material Change in Formula, the Calculation Agent will use the formula last in effect prior to that Market Disruption Event; or (b) if a Determination Date is not an Index Business Day, the price of such index in respect of such Determination Date will be the price of such index on the next succeeding Index Business Day, subject to the Market Disruption Event provisions described herein.

If a Market Disruption Event in respect of a Basket Commodity (other than the Indices) or Index Commodity has occurred on each of the five consecutive Trading Days immediately succeeding a Determination Date, the Calculation Agent will determine the applicable Basket Commodity’s or Index Commodity’s price for such Determination Date on such fifth succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price. If such quotations are provided as requested, the relevant price shall be the arithmetic mean of such quotations. If fewer than three quotations are provided as requested, the relevant price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Trading Day

In respect of each Basket Commodity (other than the Indices) and each Index Commodity, a day, as determined by the Calculation Agent, that is a day on which the Relevant Exchange for such Basket Commodity or Index Commodity is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Book Entry Note or Certificated Note

Book Entry. The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Form of Securities—The Depositary” in the accompanying prospectus.

Senior Note or Subordinated Note Trustee	Senior The Bank of New York, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A.)

Agent	Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”)

Index Business Day	In respect of the Indices, any day on which the official settlement price of the Indices, as applicable, is scheduled to be published.

Market Disruption Event

Market Disruption Event means, with respect to any Basket Commodity or Index Commodity, any of a Price Source Disruption, Disappearance of Commodity Reference Price, Trading Disruption, Tax Disruption, Material Change in Formula or Material Change in Content.

A Market Disruption Event with respect to one or more of the Basket Commodities or Index Commodities will not constitute a Market Disruption Event for the other Basket Commodities or Index Commodities.

Price Source Disruption

Price Source Disruption means (a) with respect to each of the Indices, either (i) the temporary failure of the Index Publisher to announce or publish the official settlement price of such index (or the price of any Successor Index, if applicable) or the information necessary for determining such price (or the price of any Successor Index, if applicable) or (ii) the temporary discontinuance or unavailability of such index, and (b) with respect to any Basket Commodity, other than the Indices, or any Index Commodity, the temporary or permanent failure of any Relevant Exchange to announce or publish the relevant price specified in this pricing supplement for the relevant Basket Commodity or Index Commodity.

Trading Disruption

Trading Disruption means with respect to a Basket Commodity, other than the Indices, or any Index Commodity, the material suspension of, or the material limitation imposed on, trading in a Basket Commodity or Index Commodity or futures contracts related to such Basket Commodity or Index Commodity on the Relevant Exchange for such Basket Commodity or Index Commodity.

Disappearance of Commodity
Reference Price

Disappearance of Commodity Reference Price means (a) with respect to the agricultural index or the gold index, the disappearance or permanent discontinuance or unavailability of the official settlement price of such index, notwithstanding the availability of the price source or the status of trading in the relevant Index Commodities or futures contracts related to the relevant Index Commodities, and (b) with respect to any Basket Commodity other than the Indices, or any Index Commodity, either (i) the failure of trading to commence, or the permanent discontinuance of trading, in such Basket Commodity or Index Commodity or futures contracts related to such Basket Commodity or Index Commodity on the Relevant Exchange for such Basket Commodity or Index Commodity or (ii) the disappearance of, or of trading in, the relevant Basket Commodity or Index Commodity.

For purposes of this definition, a discontinuance of publication of the agricultural index or the gold index shall not be a Disappearance of Commodity Reference Price if MSCS shall have selected a Successor Index in accordance with “—Discontinuance of the Agricultural Index or the Gold Index; Alteration of Method of Calculation” below.

Tax Disruption

Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, a Basket Commodity (other than the Indices) or Index Commodity (other than a tax on, or measured by reference to, overall gross or net income) by any government or taxation authority after the date of this pricing supplement, if the direct effect of such imposition, change or removal is to raise or lower the price on any day that would otherwise be a Determination Date from what it would have been without that imposition, change or removal.

Material Change in Formula

Material Change in Formula means, with respect to a Basket Commodity or any Index Commodity, the occurrence since the date of this pricing supplement of a material change in the formula for, or the method of calculating, the price of such Basket Commodity or Index Commodity.

Material Change in Content

Material Change in Content means, with respect to a Basket Commodity or any Index Commodity, the occurrence since the date of this pricing supplement of a material change in the content, composition or constitution of such Basket Commodity or Index Commodity.

Alternate Exchange Calculation
in Case of an Event of Default

In case an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable for each Note upon any acceleration of the Notes (the “Acceleration Amount”) will equal $1,000 principal amount per Note plus the Supplemental Redemption Amount, if any, determined as though the price of any Basket Commodity on the any Determination Date scheduled to occur on or after the date of such acceleration were the price on the date of acceleration.

If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Discontinuance of the Agricultural Index or the
Gold Index; Alteration of Method
of Calculation

If the Index Publisher permanently discontinues publication of the agricultural index or the gold index and the Index Publisher or another entity publishes a successor or substitute of such index that MSCS, as the Calculation Agent, determines, in its sole discretion, to be comparable to such discontinued index (such index being referred to herein as a “Successor Index”), then any subsequent price for such index, will be determined by reference to such Successor Index at the regular official weekday close of the principal trading session of the Relevant Exchange or market for the Successor Index on the relevant Determination Date.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Notes, within three Business Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the Index Publisher discontinues publication of the agricultural index or the gold index prior to, and such discontinuance is continuing on, any Determination Date and MSCS, as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such date, then the Calculation Agent will determine the price for such index on such Determination Date using the formula for calculating such index last in effect prior to such discontinuance.

If the method of calculating the agricultural index or the gold index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the agricultural index or the gold index), and the Calculation Agent, in its sole discretion, determines that such modification is not a Material Change in Formula, then the Calculation Agent will adjust such index in order to arrive at a price of the agricultural index or the gold index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Index Publisher

GS & Co., or any successor publisher of the Indices. See the discussion in “—The Agricultural Index and the Gold Index” concerning the purchase of the Indices by Standard & Poor’s, a division of The McGraw-Hill Companies, which we refer to as S&P.

The Agricultural Index and the Gold Index

We have derived all information regarding the agricultural index, the gold index, the Goldman Sachs Commodity Index® – Excess Return (the “GSCI®-ER”) and the Goldman Sachs Commodity Index® (the “GSCI®”) contained in this pricing supplement, including, without limitation, its make-up and method of calculation, from publicly available information. The Indices were developed, and are calculated, maintained and published daily, by GS & Co. We make no representation or warranty as to the accuracy or completeness of such information.

On February 6, 2007, GS & Co. and S&P announced that the GSCI® and the GSCI® -ER, together with all sub-indices, including the Indices, had been sold to S&P. As of the date of this pricing supplement, the transfer of the Indices to S&P had not been completed, but once it is complete, S&P will be responsible for calculating, publishing and maintaining the Indices.

Each of the Indices is a sub-index of the GSCI®-ER. The agricultural index represents only the agricultural components of the GSCI®-ER. The value of the agricultural index on any given day is calculated in the same manner as the GSCI®-ER except that (i) the daily contract reference prices, the contract production weight (“CPW”) and roll weights use in performing such calculations are limited to those of the GSCI® commodities included in the agricultural index; and (ii) the agricultural index has a separate normalizing constant.

The GSCI® commodities included in the agricultural index and their dollar weightings on March 23, 2007 are:

Commodity	Weighting
Wheat	22.48%
Red Wheat	8.24%
Corn	29.92%
Soybeans	15.12%
Cotton	6.88%
Sugar	9.76%
Coffee	5.68%
Cocoa	1.92%

The components of the agricultural index and their relative weightings, among other matters, may change during the term of the Notes.

The gold index represents only the gold component of the GSCI® - ER. The value of the gold index on any given day is calculated in the same manner as the GSCI® -ER except that (i) the daily contract reference prices, the contract production weight (“CPW”) and roll weights used in performing such calculations are limited to the gold futures contracts included in the gold index; and (ii) the gold index has a separate normalizing constant.

The GSCI®-ER

The GSCI®-ER is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy. The GSCI®-ER was established in May 1991 and represents the return of a portfolio of commodity futures contracts included in the GSCI®, the composition of which, on any given day, reflects the CPW and “roll weights” of the contracts included in the GSCI® (discussed below).

Value of the GSCI®-ER

The value of the GSCI®-ER on any given day is equal to the product of (i) the value of the GSCI®-ER on the immediately preceding day multiplied by (ii) one plus the contract daily return on the day on which the calculation is made. The value of the GSCI®-ER is indexed to a normalized value of 100 on January 2, 1970.

Contract Daily Return

The contract daily return on any given day is equal to the sum, for each of the commodities included in the GSCI®, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW and the appropriate “roll weight,” divided by the total dollar weight of the GSCI® on the preceding day, minus one.

The total dollar weight of the GSCI® is the sum of the dollar weight of each of the underlying commodities. The dollar weight of each such commodity on any given day is equal to (i) the daily contract reference price, (ii) multiplied by the appropriate CPWs and, (iii) during a roll period, the appropriate “roll weights” (discussed below).

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of GS & Co., reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided that, if the price is not made available or corrected by 4:00 P.M. New York City time, GS & Co. may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant GSCI® calculation.

The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. Since the GSCI® is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the GSCI® also takes place over a period of days at the beginning of each month (referred to as the “roll period”). On each day of the roll period, the “roll weights” of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the GSCI® is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If any of the following conditions exists on any day during a roll period, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist: (i) no daily contract reference price is available for a given contract expiration; (ii) any such price represents the maximum or minimum price for such contract month, based on exchange price limits; (iii) the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., New York City time (in such event, GS & Co. may determine a daily contract reference price and complete the relevant portion of the roll based on such price, but must revise the portion of the roll if the trading facility publishes a price before the opening of trading on the next day); or (iv) trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll will be effected in its entirety on the next day on which such conditions no longer exist.

The GSCI®

The GSCI® is an index on a production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria. The GSCI® is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the GSCI® are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the GSCI® are weighted, on a production basis, to reflect the relative significance (in the view of GS & Co., in consultation with the Policy Committee, as described below) of such commodities to the world economy. The fluctuations in the value of the GSCI® are intended generally to correlate with changes in the prices of such physical commodities in global markets. The GSCI® was established in 1991 and has been normalized such that its hypothetical level on January 2, 1970 was 100. Futures contracts on the GSCI®, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.

Set forth below is a summary of the composition of and the methodology currently used to calculate the GSCI®. The methodology for determining the composition and weighting of the GSCI® and for calculating its value is subject to modification in a manner consistent with the purposes of the GSCI®, as described below. GS & Co. makes the official calculations of the GSCI®. At present, this calculation is performed continuously and is reported on Reuters page, “GSCK”, and is updated on Reuters at least once every three minutes during business hours on each Index Business Day.

The Policy Committee established by GS & Co. to assist it in connection with the operation of the GSCI® generally meets once each year to discuss the composition of the GSCI®. The Policy Committee may, if necessary or practicable, meet at other times during the year as issues arise that warrant its consideration.

Composition of the GSCI®

In order to be included in the GSCI® a contract must satisfy the following eligibility criteria:

•	The contract must be in respect of a physical commodity and not a financial commodity.

•

The contract must (a) have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future; and (b) at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement; and (c) be traded on a trading facility which allows market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations included in the GSCI® that, at any given point in time, will be involved in rolls to be effected pursuant to the GSCI®.

•	The commodity must be the subject of a contract that is (a) denominated in U.S. dollars and (b) traded on or through an exchange, facility or other platform (referred to as a trading facility) that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that meets other criteria relating to the availability of market price quotations and trading volume information, acceptance of bids and offers from multiple participants or price providers and accessibility by a sufficiently broad range of participants.

•

The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the daily contract reference price) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the GSCI®.

•

At and after the time a contract is included in the GSCI®, the daily contract reference price for such contract must be published between 10:00 AM. and 4:00 P.M., New York City time, on each business day relating to such contract by the trading facility on or through which it is traded.

•

For a contract to be eligible for inclusion in the GSCI®, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

•	Contracts must also satisfy volume trading requirements and certain percentage dollar weight requirements to be eligible for inclusion in the GSCI®.

The contracts currently included in the GSCI® are all futures contracts traded on the New York Mercantile Exchange, Inc., the International Petroleum Exchange, the Chicago Mercantile Exchange, the Chicago Board of Trade, the Coffee, Sugar & Cocoa Exchange, Inc., the New York Cotton Exchange, the Kansas City Board of Trade, the Commodities Exchange, Inc. and the London Metal Exchange.

Calculation of the GSCI®

The value of the GSCI® on any given day is equal to the total dollar weight of the GSCI® divided by a normalizing constant that assures the continuity of the GSCI® over time.

Contract Expirations

Because the GSCI® is composed of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.” The contract expirations included in the GSCI® for each commodity during a given year are designated by GS & Co., in consultation with the Policy Committee, provided that each such contract must be an “active contract.” An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the GSCI® will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by GS & Co. If a trading facility ceases trading in all contract expirations relating to a particular contract, GS & Co. may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the GSCI®. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the GSCI®.

Calculation Agent

Morgan Stanley Capital Services Inc. and its successors (“MSCS”)

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the price for each Basket Commodity on each Determination Date, the Basket Performance and the Supplemental Redemption Amount, if any, will be made by the Calculation Agent and will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the Aggregate Principal Amount of the Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any price for a Basket Commodity, the Basket Performance, the Supplemental Redemption Amount or whether a Market Disruption Event has occurred. See “—Market Disruption Event” and “Discontinuance of the Agricultural Index and the Gold Index; Alteration of Method of Calculation” above. MSCS is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Historical Information

The following tables set forth the published high, low and end of quarter prices for each of the Basket Commodities for each calendar quarter from January 1, 2002 to March 23, 2007. The graphs following each Basket Commodity’s price table set forth the historical price performance of each respective Basket Commodity for the period from January 1, 2002 to March 23, 2007. On March 23, 2007, the official cash offer prices for copper, nickel and zinc were $6,852, $45,610 and $3,211, respectively, and the official settlement price of WTI Crude Oil was $62.28. The official settlement prices of the agricultural index and the gold index on March 23, 2007 were $64.20646 and $62.21731, respectively. We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification. In addition, the official cash offer prices of copper, nickel and zinc, official settlement prices of WTI Crude Oil and official settlement prices of the agricultural index and the gold index published by Bloomberg Financial Markets may differ from the official cash offer prices of copper, nickel and zinc, official settlement prices of WTI Crude Oil and official settlement prices of the agricultural index and the gold index determined pursuant to “Final Average Agricultural Index Price”, “Final Average Gold Index Price”, “Final Average Copper Price”, “Final Average Nickel Price”, “Final Average Zinc Price” or “Final Average WTI Crude Oil Price” above (as applicable). We will not use Bloomberg Financial Markets to determine the applicable prices. The historical prices, the historical price performance of the Basket Commodities and the degree of correlation between the price trends of the Basket Commodities (or lack thereof) should not be taken as an indication of future performance. We cannot give you any assurance that the Basket Performance will be greater than zero or that you will receive any Supplemental Redemption Amount.

Goldman Sachs Commodity Agricultural Index – Excess Return Historical High, Low and Period End Settlement Prices January 1, 2002 through March 23, 2007

	High	Low	Period End

2002
First Quarter	72.32	65.85	68.00
Second Quarter	71.51	63.79	71.51
Third Quarter	86.90	72.13	81.47
Fourth Quarter	83.70	75.53	75.63
2003
First Quarter	78.46	71.85	71.85
Second Quarter	77.99	71.26	71.39
Third Quarter	77.06	70.42	76.17
Fourth Quarter	83.17	73.85	78.40
2004
First Quarter	91.90	79.68	89.23
Second Quarter	90.92	73.29	74.22
Third Quarter	73.84	63.32	63.32
Fourth Quarter	64.08	60.90	62.74
2005
First Quarter	71.28	60.06	66.19
Second Quarter	67.05	61.26	63.45
Third Quarter	67.27	58.49	60.51
Fourth Quarter	62.56	56.86	62.16
2006
First Quarter	67.51	61.44	64.03
Second Quarter	67.02	60.27	62.61
Third Quarter	64.67	55.40	58.06
Fourth Quarter	68.44	57.13	67.20
2007
First Quarter (through March 23, 2007)	68.76	62.17	64.21

Goldman Sachs Commodity Index – Gold Excess Return Historical High, Low and Period End Settlement Prices January 1, 2002 through March 23, 2007

	High	Low	Period End

2002
First Quarter	33.70	30.91	33.52
Second Quarter	36.17	33.06	34.53
Third Quarter	35.75	33.27	35.53
Fourth Quarter	38.11	34.00	37.95
2003
First Quarter	41.29	35.45	36.53
Second Quarter	40.37	34.94	37.47
Third Quarter	41.84	37.03	41.59
Fourth Quarter	44.82	39.84	44.70
2004
First Quarter	45.85	42.09	45.79
Second Quarter	45.84	40.08	41.90
Third Quarter	44.52	41.28	44.52
Fourth Quarter	48.26	43.91	46.22
2005
First Quarter	46.86	43.45	44.95
Second Quarter	45.93	43.28	45.29
Third Quarter	48.63	43.54	48.27
Fourth Quarter	53.87	46.80	52.60
2006
First Quarter	58.91	53.50	58.40
Second Quarter	71.82	55.84	60.72
Third Quarter	65.83	56.30	58.35
Fourth Quarter	62.42	54.72	61.00
2007
First Quarter
(through March 23,
2007)	65.31	58.03	62.22

Copper-Grade A Historical High, Low and Period End Cash Offer Prices January 1, 2002 through March 23, 2007

	High	Low	Period End

2002
First Quarter	1,650.50	1,421.00	1,623.00
Second Quarter	1,689.50	1,551.00	1,654.00
Third Quarter	1,667.50	1,434.50	1,434.50
Fourth Quarter	1,649.50	1,429.00	1,536.00
2003
First Quarter	1,728.00	1,544.50	1,587.50
Second Quarter	1,711.50	1,564.00	1,644.00
Third Quarter	1,824.50	1,638.00	1,794.00
Fourth Quarter	2,321.00	1,790.50	2,321.00
2004
First Quarter	3,105.50	2,337.00	3,067.50
Second Quarter	3,170.00	2,554.00	2,664.50
Third Quarter	3,140.00	2,700.00	3,140.00
Fourth Quarter	3,287.00	2,835.00	3,279.50
2005
First Quarter	3,424.50	3,072.00	3,408.00
Second Quarter	3,670.00	3,113.00	3,597.00
Third Quarter	3,978.00	3,444.00	3,949.00
Fourth Quarter	4,650.00	3,905.00	4,584.50
2006
First Quarter	5,527.50	4,537.00	5,340.00
Second Quarter	8,788.00	5,561.00	7,501.00
Third Quarter	8,233.00	7,230.00	7,601.00
Fourth Quarter	7,740.00	6,290.00	6,290.00
2007
First Quarter
(through March 23, 2007)	6,852.00	5,225.50	6,852.00

Primary Nickel Historical High, Low and Period End Official Cash Offer Prices January 1, 2002 through March 23, 2007

	High	Low	Period End

2002
First Quarter	6,860.00	5,625.00	6,710.00
Second Quarter	7,440.00	6,495.00	7,080.00
Third Quarter	7,725.00	6,305.00	6,450.00
Fourth Quarter	7,565.00	6,445.00	7,100.00
2003
First Quarter	9,105.00	7,210.00	7,940.00
Second Quarter	9,550.00	7,710.00	8,395.00
Third Quarter	10,325.00	8,330.00	10,220.00
Fourth Quarter	16,670.00	10,250.00	16,650.00
2004
First Quarter	17,770.00	12,200.00	13,885.00
Second Quarter	15,330.00	10,530.00	14,990.00
Third Quarter	15,980.00	12,050.00	15,100.00
Fourth Quarter	16,595.00	12,685.00	15,205.00
2005
First Quarter	16,565.00	14,035.00	16,250.00
Second Quarter	17,750.00	14,520.00	14,700.00
Third Quarter	15,600.00	13,410.00	13,600.00
Fourth Quarter	14,120.00	11,500.00	13,380.00
2006
First Quarter	15,340.00	13,505.00	15,165.00
Second Quarter	23,100.00	15,600.00	22,275.00
Third Quarter	34,750.00	22,690.00	31,500.00
Fourth Quarter	35,455.00	29,995.00	34,205.00
2007
First Quarter
(through March 23, 2007)	50,345.00	32,900.00	45,610.00

	Special High-Grade Zinc Historical High, Low and Period End Cash Offer Prices January 1, 2002 through March 23, 2007

	High	Low	Period End

2002
First Quarter	842.50	759.00	825.50
Second Quarter	829.00	745.50	796.50
Third Quarter	829.00	725.50	735.50
Fourth Quarter	823.50	737.50	749.50
2003
First Quarter	810.50	755.00	763.00
Second Quarter	809.00	741.00	783.50
Third Quarter	863.00	781.00	825.00
Fourth Quarter	1,008.00	834.00	1,008.00
2004
First Quarter	1,155.50	1,002.00	1,086.50
Second Quarter	1,125.00	967.00	967.00
Third Quarter	1,079.00	943.00	1,079.00
Fourth Quarter	1,270.00	1,004.50	1,270.00
2005
First Quarter	1,430.00	1,197.50	1,349.00
Second Quarter	1,365.50	1,216.00	1,223.00
Third Quarter	1,439.00	1,165.00	1,411.00
Fourth Quarter	1,915.00	1,405.00	1,915.00
2006
First Quarter	2,690.50	2,690.50	2,690.50
Second Quarter	3,990.00	2,710.00	3,260.00
Third Quarter	3,671.50	3,125.50	3,360.00
Fourth Quarter	4,619.50	3,369.50	4,331.00
2007
First Quarter
(through March 23, 2007)	4,115.50	3,050.00	3,211.00

West Texas Intermediate Light Sweet Crude Oil Historical High, Low and Period End Settlement Prices January 1, 2002 through March 23, 2007

	High	Low	Period End

2002
First Quarter	26.31	17.97	26.31
Second Quarter	29.36	23.47	26.86
Third Quarter	30.77	26.07	30.45
Fourth Quarter	32.72	25.19	31.37
2003
First Quarter	37.83	26.91	30.16
Second Quarter	32.36	25.24	30.19
Third Quarter	32.39	26.96	29.20
Fourth Quarter	33.71	28.47	32.79
2004
First Quarter	38.18	32.48	36.25
Second Quarter	42.33	34.27	37.05
Third Quarter	49.90	38.39	49.64
Fourth Quarter	55.17	40.71	43.45
2005
First Quarter	56.72	42.12	53.99
Second Quarter	60.54	46.8	56.50
Third Quarter	69.81	56.72	66.24
Fourth Quarter	66.24	56.14	61.04
2006
First Quarter	68.35	68.35	68.35
Second Quarter	75.17	66.23	73.93
Third Quarter	77.03	60.46	62.91
Fourth Quarter	63.72	55.81	61.05
2007
First Quarter
(through March 23, 2007)	62.28	50.48	62.28

Historical Graph

The following graph sets forth the historical performance of the Basket Performance (with each of the Basket Commodities weighted as described in “—Basket” above on March 23, 2007). The graph covers the period from January 1, 2002 through March 23, 2007 and illustrates the effect of the offset and/or correlation among the Basket Commodities during such period. The graph does not take into account the Participation Rate on the Notes, nor does it attempt to show your expected return on an investment in the Notes. The historical performance of the Basket Performance should not be taken as an indication of its future performance.

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries. The original issue price of the Notes includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to March 23, 2007, the day we priced the Notes for initial sale to the public, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Notes by taking positions in the Basket Commodities, including any commodity underlying the agricultural index and the gold index, in futures or options contracts on the Basket Commodities listed on major securities markets. Such purchase activity could have increased the initial price of the Basket Commodities, and, therefore, the value at which the Basket Commodities must close on the Determination Dates before you would receive at maturity a payment that exceeds the principal amount of the Notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on the Determination Dates, by purchasing and selling the Basket Commodities or futures or options contracts on the Basket Commodities listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Determination Dates. We cannot give any assurance that our hedging activities will not affect and have not affected the value of the Basket Commodities and, therefore, adversely affect the value of the Basket Commodities on the Determination Dates or the payment that you will receive at maturity.

License Agreement Between Goldman Sachs
& Co. and Morgan Stanley

The Notes are not sponsored, endorsed, sold or promoted by GS & Co. GS & Co. makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the Goldman Sachs Commodity Index (“GSCI® Index”) to track general commodity market performance. GS & Co.’s only relationship to Morgan Stanley is the licensing of the GSCI® Index, which is determined, composed and calculated by GS & Co. without regard to the licensee or the Notes. GS & Co. has no obligation to take the needs of Morgan Stanley or the owners of the Notes into consideration in determining, composing or calculating the GSCI® Index. GS & Co. is not responsible for, and has not participated in, the determination of the timing of prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes is to be converted into cash. GS & Co. has no obligation or liability in connection with the administration, marketing or trading of the Notes.

GS & CO. DOES NOT GUARANTEE THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATE INCLUDED THEREIN. GS & CO. MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE OWNERS OF THE PRODUCT(S) OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE GSCI® INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. GS & CO. MAKES NOT EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE GSCI® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL GS & CO. HAVE ANY LIABILITY FOR ANY SPECIAL PUNITIVE INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Supplemental Information Concerning
Plan of Distribution

Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement; provided that the price will be $995.00 per Note and the agent’s commissions will be $20.00 per Note for any single transaction to purchase Notes between $1,000,000 to $2,999,999 principal amount of note will be $995.00 per Note and $20.00 per Note, respectively, for any single transaction to purchase between $3,000,000 to $4,999,999 principal amount of notes will be $992.50 per Note and $17.50 per Note, respectively, and for any single transaction to purchase $5,000,000 or more principal amount of notes will be $990.00 per Note and $15.00 per Note, respectively. The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may allow a concession not in excess of 2.50% per Note to other dealers, which may include Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG; provided that, concessions allowed to dealers in connection with the offering may be reclaimed by the Agent if, within 30 days of the offering, the Agent repurchases the Note distributed by such dealers. After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Notes against payment therefor in New York, New York on March 30, 2007, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes in the open market to stabilize the price of the Notes. Finally, the Agent expects to reclaim any selling concessions allowed to a dealer for distributing the Notes in the offering, if within 30 days of the offering the Agent repurchases previously distributed Notes in transactions to cover short positions or to stabilize the price of the Notes or otherwise. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Notes have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The Notes may not be offered or sold in the Federative Republic of Brazil (“Brazil”) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Notes to the public in Hong Kong as the Notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO ”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Notes nor make the Notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus or the prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

ERISA Matters for Pension Plans
and Insurance Companies

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) (“MSDWI”), may be each considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan

Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Notes on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company). Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non- exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Notes have exclusive responsibility for ensuring that their purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above. The sale of any Notes to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Income Taxation

The Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the conditions and limitations set forth in the accompanying prospectus supplement in the section called “United States Federal Taxation.”

Tax Consequences to U.S. Holders

Please read the discussions in the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Notes Linked to Commodity Prices, Single Securities, Baskets

of Securities or Indices” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” of the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the Notes. The sections in the accompanying prospectus supplement referred to above are hereafter referred to as the “Tax Disclosure Sections.”

In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount (“OID”) as interest income on the Notes on a constant yield basis in each year that they hold the Notes, even though no stated interest will be paid on the Notes. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, as discussed in the accompanying prospectus supplement. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income.

The rate of accrual of OID on the Notes is the “comparable yield” as described in the Tax Disclosure Sections of the accompanying prospectus supplement. We have determined that the comparable yield will be an annual rate of 4.9795% compounded semi-annually. Based on the comparable yield set forth above, the “projected payment schedule” for a Note (assuming an issue price of $1,000) consists of a projected amount equal to $1,202.6413 due at maturity.

Based on the comparable yield set forth above, the following table states the amount of OID that will be deemed to have accrued with respect to a Note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year):

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD

Original Issue Date through
June 30, 2007	$12.4488	$12.4488
July 1, 2007 through
December 31, 2007	$25.2074	$37.6562
January 1, 2008 through
June 30, 2008	$25.8350	$63.4912
July 1, 2008 through
December 31, 2008	$26.4783	$89.9695
January 1, 2009 through
June 30, 2009	$27.1375	$117.1070
July 1, 2009 through
December 31, 2009	$27.8132	$144.9202
January 1, 2010 through
June 30, 2010	$28.5057	$173.4259
July 1, 2010 through
December 30, 2010	$29.2154	$202.6413

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments that will be made on a Note.

Tax Consequences to Non-U.S. Holders

If you are a non-U.S. investor, please read the discussions under “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of investing in the Notes. Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the Notes is effectively connected with a trade or business in the United States. Such non-U.S. investors should consult their own tax advisors regarding the potential tax consequences of investing in the Notes.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the Notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.